Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2026 RESULTS

June 12, 2026 (PRIME NEWSWIRE) - Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenue for the quarter ended March 31, 2026 was $33,799,000 compared with $38,204,000 net revenue for the quarter ended March 31, 2025. The decrease in net revenue was primarily due to lower contract equipment revenues recognized over time and associated freight revenue, which resulted from the timing of orders and shipments. As a percentage of net revenue, gross profit margins increased 200 basis points to 31.7% in the quarter ended March 31, 2026, compared to 29.7% in the quarter ended March 31, 2025.

Product engineering and development expenses decreased $52,000 to $629,000 for the quarter ended March 31, 2026, as compared to $681,000 for the quarter ended March 31, 2025 primarily due to lower headcount. Selling, general and administrative (“SG&A”) expenses increased $1,651,000 to $5,843,000 for the quarter ended March 31, 2026, compared to $4,192,000 for the quarter ended March 31, 2025 due to increased trade show expenses. In the quarter ended March 31, 2026 Gencor incurred trade show expenses of $3,525,000 compared with $345,000 in the quarter ended March 31, 2025.

Operating income decreased 34.6%, or $2,244,000, from $6,480,000 for the quarter ended March 31, 2025 compared with $4,236,000 for the quarter ended March 31, 2026, due to higher trade show expenses, which increased by $3,180,000 for the quarter ended March 31, 2026, compared to the quarter ended March 31, 2025. Operating margin was 12.5% for the quarter ended March 31, 2026 compared with 17.0% for the quarter ended March 31, 2025.

For the quarter ended March 31, 2026, the Company had net other income of $937,000, compared to $1,756,000 for the quarter ended March 31, 2025. Interest and dividend income, net of fees, was $1,111,000 in the quarter ended March 31, 2026 as compared to $1,158,000 in the quarter ended March 31, 2025. The net realized and unrealized losses on marketable securities were $174,000 for the quarter ended March 31, 2026, compared to net realized and unrealized gains of $598,000 for the quarter ended March 31, 2025. The decline in net realized and unrealized gains was due to higher interest rates on longer duration bonds that caused a decline in value.

The effective income tax rate for both the quarters ended March 31, 2026 and March 31, 2025 was 26% based on the expected annual effective income tax rate. Net income for the quarter ended March 31, 2026 decreased $2,252,000 or 37.0% to $3,843,000, or $0.26 basic and diluted net income per common share, from $6,095,000, or $0.42 basic and diluted net income per common share, for the quarter ended March 31, 2025. The lower net income resulted primarily from the impact of higher trade show expenses, lower net revenues and net non-operating income, partially offset by improved gross margins.

For the six months ended March 31, 2026 the Company had net revenue of $57,376,000 and net income of $7,285,000, or $0.50 per basic and diluted common share, compared to net revenue of $69,620,000 and net income of $9,912,000 or $0.68 per basic and diluted common share for the six months ended March 31, 2025. The decline in net income on earnings per share was largely due to the increased trade show expenses in the quarter ending March 31, 2026.

At March 31, 2026, the Company had $155.1 million of cash and cash equivalents and marketable securities compared to $136.3 million at September 30, 2025. Net working capital was $205.2 million at March 31, 2026 compared to $197.7 million at September 30, 2025. The Company had no short-term or long-term debt outstanding at March 31, 2026.

The Company’s backlog was $60.5 million at March 31, 2026 compared to $27.8 million at March 31, 2025.

Marc Elliott, Gencor’s President and Chairman of the Board, commented, “Gencor’s second quarter revenue decline from the previous year was due to a slow start to the season delaying asphalt plant orders typically sold earlier in the fiscal year. Despite lower revenue, gross profit margins exceeded expectations, reflecting strong manufacturing execution and effective cost management. Our $60.5 million backlog was more than double the prior year as remaining IIJA funding obligations continued to flow to states. With this record backlog entering the third quarter, we are well-positioned for sustainable performance through the remainder of this fiscal year and into fiscal 2027.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Income Statements

(Unaudited)

	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2026	2025	2026	2025
Net revenue	$33,799,000	$38,204,000	$57,376,000	$69,620,000
Cost of goods sold	23,091,000	26,851,000	39,913,000	49,599,000

Gross profit	10,708,000	11,353,000	17,463,000	20,021,000
Operating expenses:
Product engineering and development	629,000	681,000	1,387,000	1,357,000
Selling, general and administrative	5,843,000	4,192,000	8,739,000	7,560,000

Total operating expenses	6,472,000	4,873,000	10,126,000	8,917,000

Operating income	4,236,000	6,480,000	7,337,000	11,104,000
Other income (expense), net:
Interest and dividend income, net of fees	1,111,000	1,158,000	2,288,000	2,147,000
Net realized and unrealized gains (losses) on marketable securities	(174,000)	598,000	199,000	143,000

Total other income, net	937,000	1,756,000	2,487,000	2,290,000

Income before income tax expense	5,173,000	8,236,000	9,824,000	13,394,000
Income tax expense	1,330,000	2,141,000	2,539,000	3,482,000

Net income	$3,843,000	$6,095,000	$7,285,000	$9,912,000

Net income per common share – basic and diluted	$0.26	$0.42	$0.50	$0.68

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

	March 31, 2026 (Unaudited)	September 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$43,464,000	$26,587,000
Marketable securities at fair value (cost of $109,533,000 at March 31, 2026 and $107,237,000 at September 30, 2025)	111,670,000	109,714,000
Accounts receivable, less allowance for credit losses of $529,000 at March 31, 2026 and $434,000 at September 30, 2025	3,932,000	3,130,000
Contract assets	7,552,000	12,208,000
Inventories, net	51,071,000	53,503,000
Prepaid expenses and other current assets	3,167,000	1,399,000

Total current assets	220,856,000	206,541,000

Property and equipment, net	11,154,000	11,079,000
Deferred income taxes	4,843,000	4,584,000
Other long-term assets	209,000	392,000

Total Assets	$237,062,000	$222,596,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,834,000	$1,842,000
Customer deposits	7,105,000	3,889,000
Contract liabilities	1,233,000	—
Accrued expenses	2,282,000	2,741,000
Current operating lease liabilities	156,000	339,000

Total current liabilities	15,610,000	8,811,000
Unrecognized tax benefits	2,365,000	1,983,000

Total liabilities	17,975,000	10,794,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,339,000 shares issued and outstanding at March 31, 2026 and September 30, 2025	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,319,000 shares issued and outstanding at March 31, 2026 and September 30, 2025	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	205,031,000	197,746,000

Total shareholders’ equity	219,087,000	211,802,000

Total Liabilities and Shareholders’ Equity	$237,062,000	$222,596,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. The Company’s actual results may differ materially from those set forth in the Company’s forward-looking statements depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments, and demand for the Company’s products. In addition, the impact of (i) the United States (“U.S.”) government’s tariff announcements, (ii) the ongoing conflicts and/or tensions involving Russia, Ukraine, Israel, Iran, the U.S., and various other countries, and (iii) any actions taken by the U.S. or other countries in response to such tariff announcements, conflicts and/or tensions, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2025: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:  Raymond Cole, Interim Chief Financial Officer

407-290-6000